Exhibit 99.1

BROADRIDGE REPORTS THIRD QUARTER FISCAL YEAR 2009 RESULTS

Reaffirms Full Year Non-GAAP EPS Guidance

Raises Full Year GAAP EPS Guidance

Lake Success, New York – May 11, 2009 – Broadridge Financial Solutions, Inc. (NYSE:BR), a leading global provider of technology-based outsourcing solutions to the financial services industry, today reported net revenues of $481.2 million, net earnings of $40.9 million, and fully-diluted earnings per share of $0.29 for the third quarter ended March 31, 2009, which includes the benefit from a state tax credit of $7.3 million, or a $0.05 contribution to fully-diluted earnings per share. This compares with net revenues of $498.8 million, net earnings of $29.5 million, and fully-diluted earnings per share of $0.21 for the comparable quarter of the previous fiscal year. The state tax credit is a recurring tax benefit; however, $0.03 per share of the benefit recognized this quarter is a one-time true-up related to fiscal year 2008. The Company also announced that the Standard and Poor’s credit rating agency recently raised its credit rating of Broadridge to an investment grade rating of BBB- with a positive outlook, from its previous rating of BB+ with a positive outlook.

Commenting on the results, Richard J. Daly, Chief Executive Officer, said “I am satisfied with our third quarter results given the current economic environment. I am pleased that our fee revenues continued to show growth in all segments and, in particular, the Investor Communications business, which represents over 70% of Broadridge’s annual revenues and earnings, despite the anticipated declines in event-driven mutual fund proxy activity and distribution revenues.”

Mr. Daly added, “I am also pleased with the market share gains made in our fixed-income processing and clearing businesses resulting from the recent consolidation of firms in the financial services industry. However, offsetting these gains was the decision during the quarter by a large client to perform its equity securities processing in-house after its acquisition of a firm that has its own processing capabilities. The revenue and earnings lost from this client, coupled with the recent impact of higher than average price concessions related to contract renewals and extensions, put us below the mid-point of our previously provided earnings per share guidance. However, the benefit from the state tax credit granted this quarter, lowering our recurring effective tax rate by approximately one percentage point over the next eight years, will help offset the impact of the client loss allowing us to reaffirm our Non-GAAP earnings per share guidance.”

Mr. Daly concluded, “Given the continuing strength of the Investor Communications business, our contract renewals and market share gains, a sales pipeline with some promising large opportunities for all our segments, and our continuing investment in the business, we remain confident in our long-term business strategy.”

For the third quarter of fiscal year 2009, net revenues decreased 4% to $481.2 million, compared to $498.8 million for the same period last year, primarily as a result of lower distribution revenues in the Investor Communication Solutions segment and the unfavorable impact of foreign currency exchange rates. Excluding distribution revenues and the unfavorable impact of foreign currency exchange rates, we had revenue growth of 2%, with revenue growth in all three of our business segments. Net earnings increased 39% to $40.9 million from $29.5 million, primarily due to the favorable effective tax rates related to a state tax credit, lower interest expenses, and the impact from one-time transition costs during the comparable quarter of the previous fiscal year that did not recur this quarter. Diluted earnings per share increased 38% to $0.29 per share compared to $0.21 per share in the third quarter of fiscal year 2008. Our closed sales of $29.8 million for the quarter decreased 28% compared to the same period last year, and closed sales of $110.0 million for the nine months ended March 31, 2009 increased 5% over last year’s comparable results.

For the nine months ended March 31, 2009, net revenues were virtually flat at $1,412.8 million, as net new customer sales in our business segments and internal growth from higher market activity was offset by lower distribution and event-driven activity revenues in the Investor Communication Solutions segment, and the unfavorable impact of foreign currency exchange rates. Pre-tax margins of 11.4% improved compared to 10.9% in the same period last year, as a result of lower interest expense on our long-term debt, a gain from the purchase of $125 million principal amount of our 6.125% senior notes due 2017 (the “Senior Notes”), and the impact of one-time non-recurring transition costs in the prior fiscal year. Fully-diluted earnings per share were $0.75 for the nine months of fiscal year 2009, an increase of $0.08 per share from $0.67 per share for the nine months of the prior fiscal year, primarily as a result of lower interest expense and a lower effective tax rate as a result of the tax benefit from a state tax credit.

Analysis of Third Quarter Fiscal Year 2009

Investor Communication Solutions

Net revenues for the Investor Communication Solutions segment in the third quarter of fiscal year 2009 decreased 2% to $334.7 million compared to the third quarter of fiscal year 2008. The decrease was driven primarily by lower event-driven activity and reduced distribution revenues resulting from higher adoption rates of Notice and Access, primarily offset by net new business and increased recurring revenues. Excluding distribution revenues of $173.4 million for the three months ended March 31, 2009, fee revenue grew 3% compared to the third quarter of fiscal year 2008. Operating margin increased by 0.5 percentage points compared to the third quarter of fiscal year 2008 as a result of a higher margin product mix.

Securities Processing Solutions

Net revenues for the Securities Processing Solutions segment in the third quarter of fiscal year 2009 increased 1% to $130.2 million compared to the third quarter of fiscal year 2008. The increase was primarily related to new business growth from the small acquisition made at the beginning of fiscal year 2009. Revenue from net new business was flat as sales and losses of 5% offset each other. Revenue from internal growth was also flat, as revenue growth from higher non-transaction services and slightly higher trading volumes was offset by price concessions related to contract renewals and extensions. Operating margin decreased 1.7 percentage points compared to the third quarter of fiscal year 2008, as a result of higher investment spending related to new products, increased amortization of conversion costs and lower capitalization of conversion related resources.

Clearing and Outsourcing Solutions

Net revenues for the Clearing and Outsourcing Solutions segment in the third quarter of fiscal year 2009 increased 3% to $23.6 million compared to the third quarter of fiscal year 2008. The increase was driven by a 26% positive contribution from net new business consisting of both securities clearing and outsourcing services, offset by a 23% decrease in internal growth. The decrease in internal growth is primarily a result of a decrease in average margin balances and lower interest income related to a lower Federal Funds rate. Operating loss was $2.5 million for the third quarter of fiscal year 2009 compared to an operating loss of $0.5 million in the third quarter of fiscal year 2008, as the lower net interest income revenue resulting from the lower Federal Funds rate and margin balances, all dropped to bottom line losses.

Other

Net revenues for Other, which is primarily comprised of one-time contract termination fees, were $0.9 million, an increase of $0.7 million, compared to the third quarter of fiscal year 2008. Pre-tax loss for Other decreased by $12.2 million, compared to the third quarter of fiscal year 2008. This decrease was primarily due to lower corporate interest expense as a result of lower corporate borrowings and a decline in interest rates, lower expenses related to stock compensation and one-time transition costs incurred in the third quarter of the prior fiscal year.

Fiscal Year 2009 Financial Guidance

We are increasing the fiscal year 2009 GAAP earnings per share guidance range to $1.52 to $1.62 from $1.49 to $1.59, and we are reaffirming our Non-GAAP earnings per share guidance range of $1.45 to $1.55, which excludes the one-time gain from the purchase of our Senior Notes and the state tax credit true-up benefit for the prior fiscal year. The earnings per share guidance is based on diluted weighted-average shares outstanding of approximately 142 million shares.

We are reaffirming our full year net revenues guidance of -3% to flat, and expect net revenue growth will be at the mid-point to lower end of the range, primarily as a result of lower event-driven mutual fund proxy revenues, a further reduction in distribution fees resulting from higher Notice and Access adoption rates, as well as continued decline in trade activity and margin balances. We anticipate earnings before interest and taxes margins in the range of 16.0%

to 16.9%, which is slightly lower than our previously provided guidance of 16.2% to 17.1%, due to the decline in revenues somewhat offset by discretionary cost containment. Our effective annual tax rate will be approximately 38% as a result of the benefit from the recurring state tax credit.

Free cash flow is expected to be in the range of $230 million to $270 million, which is higher than our previously provided guidance of $210 million to $250 million, as a result of lower needs of cash for working capital and capital expenditures. We are anticipating closed sales for fiscal year 2009 to be in the range of $160 million to $180 million.

Mr. Daly commented, “The strength of our products and services, led by the Investor Communications business, has allowed us to navigate through the current difficult economic conditions. I believe that these strengths, combined with our sales pipeline of prospects for whom our services can provide lower processing risks and costs, and our promising new product initiatives, will enable us to maintain an acceptable course through these uncertain times. I also believe they will provide us with a clear opportunity to take Broadridge to a higher level when the financial services market improves.”

Non-GAAP Measures

In certain circumstances, results have been presented that are Non-GAAP measures and should be viewed in addition to, and not as a substitute for, the Company’s reported results. Management believes such Non-GAAP measures provide investors with a more complete understanding of Broadridge’s underlying operational results. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods.

Earnings Conference Call

An analyst conference call will be held today, Monday, May 11, at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will be available to download and print approximately 30 minutes before the webcast on the Broadridge Investor Relations home page at www.broadridge-ir.com. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge Financial Solutions, Inc., with over $2.2 billion in revenues in fiscal year 2008 and more than 40 years of experience, is a leading global provider of technology-based outsourcing solutions to the financial services industry. Our systems and services include investor communication, securities processing, and clearing and outsourcing solutions. We offer advanced, integrated systems and services that are dependable, scalable and cost-efficient. Our systems help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, such as our fiscal year 2009 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 (the “2008 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2008 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; the pricing of Broadridge’s products and services; changes in laws affecting the investor communication services provided by Broadridge; changes in laws regulating registered securities clearing firms and broker-dealers; declines in trading volume, market prices, or the liquidity of the securities markets; any material breach of Broadridge security affecting its clients’ customer information; Broadridge’s ability to continue to obtain data center services from its former parent company, Automatic Data Processing, Inc. (“ADP”); any significant slowdown or failure of Broadridge’s systems; changes in technology; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; overall market and economic conditions; and any adverse consequences from Broadridge’s spin-off from ADP. Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Marvin Sims

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5477

Broadridge Financial Solutions, Inc.

Condensed Consolidated Statements of Earnings

(In millions except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
Revenues:
Services revenues	$473.2	$485.6	$1,383.1	$1,371.6
Other	8.4	19.4	35.1	67.8

Total revenues	481.6	505.0	1,418.2	1,439.4
Interest expense from securities operations	0.4	6.2	5.4	24.3

Net revenues	481.2	498.8	1,412.8	1,415.1

Cost of net revenues	372.7	383.1	1,081.5	1,063.0
Selling, general and administrative expenses	51.3	60.0	174.2	171.6
Other (income) expenses, net	3.2	7.3	(3.7)	25.7

Total expenses	427.2	450.4	1,252.0	1,260.3

Earnings before income taxes	54.0	48.4	160.8	154.8
Provision for income taxes	13.1	18.9	54.4	60.4

Net earnings	$40.9	$29.5	$106.4	$94.4

Earnings per share:
Basic	$0.29	$0.21	$0.76	$0.68
Diluted	$0.29	$0.21	$0.75	$0.67

Weighted-average shares outstanding:
Basic	139.5	139.9	140.0	139.7
Diluted	141.2	141.3	141.6	140.9

Dividends declared per common share	$0.07	$0.06	$0.21	$0.18

Broadridge Financial Solutions, Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31, 2009	June 30, 2008
Assets
Current assets:
Cash and cash equivalents	$310.3	$198.3
Cash and securities segregated for regulatory purposes and securities deposited with clearing organizations	149.7	33.7
Accounts receivable, net of allowance for doubtful accounts of $2.6 and $3.8, respectively	342.5	415.4
Securities clearing receivables, net of allowance for doubtful accounts of $2.0 and $2.0, respectively	802.4	1,369.9
Other current assets	125.2	61.9

Total current assets	1,730.1	2,079.2
Property, plant and equipment, net	68.9	82.6
Other non-current assets	145.7	157.4
Goodwill	470.6	484.3
Intangible assets, net	28.9	30.1

Total assets	$2,444.2	$2,833.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$73.8	$89.9
Accrued expenses and other current liabilities	178.1	252.6
Securities clearing payables	882.1	1,157.4
Deferred revenues	83.0	25.5
Short-term borrowings	0.8	—

Total current liabilities	1,217.8	1,525.4
Long-term debt	324.0	447.9
Other non-current liabilities	56.5	53.6
Deferred revenues	53.6	60.9

Total liabilities	1,651.9	2,087.8

Commitments and contingencies

Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 141.6 shares and 140.5 shares, respectively; outstanding, 140.1 and 140.4 shares, respectively	1.4	1.4
Additional paid-in capital	494.8	469.5
Retained earnings	325.1	248.2
Treasury stock—at cost, 1.5 and 0.1 shares, respectively	(19.9)	(2.0)
Accumulated other comprehensive (loss) income	(9.1)	28.7

Total stockholders’ equity	792.3	745.8

Total liabilities and stockholders’ equity	$2,444.2	$2,833.6

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Net Revenues
	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
Investor Communication Solutions	$334.7	$342.9	$944.0	$945.2
Securities Processing Solutions	130.2	129.0	402.8	381.0
Clearing and Outsourcing Solutions	23.6	22.9	75.5	72.3
Other	0.9	0.2	1.3	7.8
Foreign currency exchange	(8.2)	3.8	(10.8)	8.8

Total	$481.2	$498.8	$1,412.8	$1,415.1

	Earnings before Income Taxes
	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
Investor Communication Solutions	$33.3	$32.4	$76.4	$89.4
Securities Processing Solutions	34.1	36.0	111.6	109.8
Clearing and Outsourcing Solutions	(2.5)	(0.5)	(7.3)	(4.1)
Other	(8.7)	(20.9)	(17.9)	(43.9)
Foreign currency exchange	(2.2)	1.4	(2.0)	3.6

Total	$54.0	$48.4	$160.8	$154.8